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                             [BENEFICIAL BANK LOGO]


FOR IMMEDIATE RELEASE
CONTACT:
Elisabeth Behr
215-564-3200, x 113
ebehr@braithwaitepr.com
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               BENEFICIAL MUTUAL BANCORP, INC. TO INITIATE PROCESS
                    FOR APPROVAL OF SHARE REPURCHASE PROGRAM

PHILADELPHIA, PA - OCTOBER 2, 2007 - Beneficial Mutual Bancorp, Inc. (NASDAQ:
BNCL) today announced that its Board of Directors has authorized the Company to file a waiver request with the Office of Thrift Supervision ("OTS") requesting permission to repurchase up to five percent of the outstanding shares of its common stock during the first year following its initial public minority stock offering.

While OTS rules generally preclude repurchases of shares during the first year following a mutual holding company's initial minority stock offering, OTS regulations do provide for requests for exceptions to the rule. Under OTS regulations, the agency may not approve a waiver request for the repurchase of greater than five percent of shares outstanding during the first year following completion of an initial minority offering. The Company's minority offering was completed July 13, 2007, and its common stock began trading on July 16, 2007.

"Our Board and management believe that the request for approval of the proposed share repurchase program reflects our strong commitment to enhance shareholder value," said Gerard Cuddy, President and CEO.

Beneficial Mutual Bancorp is a community-based, diversified financial services company providing consumer and commercial banking services, along with insurance and wealth management services. Its principal subsidiary, Beneficial Bank, has served individuals and businesses in the Delaware Valley area for more than 150 years. With 72 offices in the greater Philadelphia and South Jersey regions and $3.5 billion in assets, Beneficial is the oldest and largest bank headquartered in Philadelphia, PA. Visit www.thebeneficial.com for more information.

This press release may contain projections and other "forward-looking statements" within the meaning of the federal securities laws. These statements are not historical facts, rather statements based on the current expectations of Beneficial Mutual Bancorp, Inc. regarding its business strategies, intended results and future performance. Forward-looking statements are preceded by terms such as "expects," "believes," "anticipates," "intends" and similar expressions.

Management's ability to predict results or the effect of future plans or strategies is inherently uncertain. Factors that could affect actual results include interest rate trends, the general economic climate in the market area in which the Company operates, as well as nationwide, the Company's ability to control costs and expenses, competitive products and pricing, loan delinquency rates, changes in federal and state legislation and regulation and other factors that may be described in the Company's filings with the

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Securities and Exchange Commission, including the Quarterly Report on Form 10-Q and other required filings. These factors should be considered in evaluating the forward-looking statements and undue reliance should not be placed on such statements. The Company assumes no obligation to update any forward-looking statements.

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